Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2013, in the Registration Statement and related Prospectus of Del Frisco’s Restaurant Group, Inc. dated July 16, 2013.

/s/ Ernst & Young LLP

Dallas, TX

July 15, 2013